EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the CNB Corporation 2004 Employee Stock Purchase Plan) (File No. 114225) and the Registration Statement on Form S-8 (the CNB Corporation 1996 Stock Option Plan) (File No. 333-100250) of our report dated March 25, 2010 relating to the financial statements of CNB Corporation at and for the years ended December 31, 2009, 2008, and 2007, which report is included in Item 13 of the Annual Report on Form 10-K on CNB Corporation.
Plante & Moran, PLLC
Grand Rapids, Michigan
March 25, 2010